SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

COMMISSION FILE NUMBER(S):            33-91358  and  33-95968
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                      UNITED COMPANIES LIFE INSURANCE COMPANY
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              (Exact Name of Registrant as Specified in Its Charter)

                III UNITED PLAZA, 8545 UNITED PLAZA BOULEVARD
             BATON ROUGE, LOUISIANA  20009-2251   (504)  952-6000
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           INDIVIDUAL AND GROUP FIXED AND VARIABLE DEFERRED ANNUITY
                         CONTRACTS AND CERTIFICATES
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              (Title of each class of securities covered by this Form)

                                    NONE
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            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [   ]
Rule 12g-4(a)(1)(ii)          [   ]
Rule 12g-4(a)(2)(i)           [   ]
Rule 12g-4(a)(2)(ii)          [   ]
Rule 12h-3(b)(1)(i)           [   ]
Rule 12h-3(b)(1)(ii)          [   ]
quad Rule 12h-3(b)(2)(i)      [   ]
Rule 12h-3(b)(2)(i)           [   ]
Rule 12h-3(b)(2)(ii)          [   ]

Rule 15d-6                    [ X ]

Approximate number of holders as of the certification or notice date: 73

Pursuant to the requirements of the Securities Exchange Act of 1934, United Companies Life Insurance Company has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    January 15, 1997             BY: /s/ MARCEL J. DUPRE
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                                        Marcel J. Dupre
                                        Associate Counsel and Compliance Officer